Exhibit 99.1

ProFrac Holding Corp. Announces Series of Senior Secured Notes Issuances and Amendments to Debt Agreements That Enhance Liquidity and Financial Flexibility

Strategic actions expected to provide approximately $90 million in incremental liquidity in 2025

•	$20 million of incremental 2029 Senior Notes with an additional $20 million committed in each of the third and fourth quarters of 2025 for a total commitment of $60 million

•	$30 million aggregate reduction in quarterly 2025 amortization payments on Alpine Term Loan

•	Total Net Leverage Ratio test on Alpine term loan deferred to the first quarter of 2027

WILLOW PARK, Texas (June 30, 2025) – ProFrac Holding Corp. (NASDAQ: ACDC) (“ProFrac” or “the Company”), announced today the issuance of additional 2029 Senior Notes and amendments to its Alpine Term Loan. These actions are expected to generate approximately $90 million in incremental liquidity in 2025 and reflect ProFrac’s proactive balance sheet management amid current market headwinds and uncertainty.

Highlights of the Transactions and Amendments:

•	ProFrac agrees to an aggregate of $60 million of additional issuances of 2029 Senior Notes, over a series of three $20 million offerings. The first issuance was purchased in the second quarter of 2025 by affiliates of the Wilks family.

•	Remaining two issuances will be purchased in the third and fourth quarters of 2025, with participation from the Wilks family affiliates and Beal Bank USA in the second issuance, and Beal Bank USA purchasing the third issuance. The remaining two issuances are subject to customary closing conditions.

•	New notes are issued under the same indenture governing and are part of the same series as the Company's existing 2029 Senior Notes and carry identical terms.

Additional details on these amendments will be disclosed in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Advisors

Gibson, Dunn & Crutcher LLP and Brown Rudnick LLP acted as legal counsel to ProFrac in connection with these transactions and amendments.

About ProFrac Holding Corp.

ProFrac Holding Corp. is a technology-focused, vertically integrated and innovation-driven energy services holding company providing hydraulic fracturing, proppant production, related completion services and complementary products and services to leading upstream oil and natural gas companies engaged in the exploration and production ("E&P") of North American unconventional oil and natural gas resources. ProFrac operates through three business segments: Stimulation Services, Proppant Production and Manufacturing, in addition to Other Business Activities. For more information, please visit ProFrac's website at www.PFHoldingsCorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be accompanied by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Forward-looking statements relate to future events or the Company’s future financial or operating performance. These forward-looking statements include, among other things, statements regarding the Company’s expected liquidity and future note issuances; statements regarding the satisfaction of conditions to closing the future note issuances; and statements regarding the benefits the Company expects to achieve as a result of the note issuances and the other actions described in this press release. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability to achieve the anticipated benefits of the note issuances and the other actions described above; the ability to satisfy closing conditions relating to the future note issuances; the ability to achieve the anticipated benefits of the Company’s acquisitions, mining operations, and vertical integration strategy, including risks and costs relating to integrating acquired assets and personnel; risks that the Company’s actions intended to achieve its 2025 financial and operational guidance will be insufficient to achieve that guidance, either alone or in combination with external market, industry or other factors; risks related to the imposition of tariffs and retaliatory measures, and changes in U.S. trade policy; the failure to operationalize or utilize to the extent anticipated the Company’s fleets and sand mines in a timely manner or at all; the Company's ability to deploy capital in a manner that furthers the Company's growth strategy, as well as the Company's general ability to execute its business plans; the risk that the Company may need more capital than it currently projects or that capital expenditures could increase beyond current expectations; risks regrading access to additional capital; industry conditions, including fluctuations in supply, demand and prices for the Company’s products and services and for natural gas; global and regional economic and financial conditions, including as they may be affected by hostilities in the Middle East and in Ukraine; the effectiveness of the Company’s risk management strategies; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov.

ProFrac Holding Corp.
Austin Harbour -- Chief Financial Officer
Michael Messina -- Director of Finance
investors@pfholdingscorp.com

ICR, Inc.
PFHoldingsIR@icrinc.com

Source: ProFrac Holding Corp.